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                                                                    EXHIBIT (P)2

                                 CODE OF ETHICS
                          FOR THE INDEPENDENT TRUSTEES
                                  OF GMO TRUST

                             EFFECTIVE MAY 31, 2006

OVERVIEW

      The Board of Trustees (the "Board") of GMO Trust (the "Trust") has adopted this code of ethics (the "Code") applicable to Trustees who are not "interested persons" of each series of the Trust (each such series a "Fund" and, collectively, the "Funds"), as defined in Section 2(a)(19) of the Investment Company Act of 1940 (the "1940 Act") (the "Independent Trustees").

      This Code is separate and distinct from other codes of ethics that the Board has approved applicable to GMO Trust or Grantham, Mayo, Van Otterloo & Co. LLC, the Funds' investment adviser (the "Adviser"), and their officers, directors, and employees.

      This Code is administered by the Chief Compliance Officer of the Trust (the "CCO").

SECTION I:                 SCOPE AND GENERAL PURPOSE

A. PERSONAL INVESTMENT ACTIVITIES. It is unlawful for an Independent Trustee in connection with his or her purchase or sale (directly or indirectly) of a Security Held or to be Acquired by a Fund (as defined in Appendix C hereto), to:

      -     employ any device, scheme or artifice to defraud a Fund;

      - to make any untrue statement of material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

      - to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

      -     to engage in any manipulative practice with respect to a Fund.

B. TRANSACTIONS IN THE FUNDS. Independent Trustees are subject to such restrictions on transactions with the funds as may be in effect from time to time, including being prohibited from engaging in market timing or other short term trading strategies in any Fund. Additionally, all Independent Trustees are specifically prohibited from redeeming a portion or all of a purchase in a Fund, excluding GMO Short-Duration Investment Fund, GMO Domestic Bond Fund, GMO Short-Duration Collateral Fund, GMO Short-Duration Collateral Share Fund and GMO World Opportunity Overlay Fund (the "Excluded Funds"), made within the past 60 calendar days. Additionally, three "round-trip" transactions (purchase and subsequent redemption) in the same Fund, excluding the Excluded Funds, over a 12 month period is prohibited.

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C. INSIDER TRADING. It is unlawful for an Independent Trustee to use material, non-public information in violation of the federal securities laws ("insider trading"). The Funds' policy on insider trading applicable to an Independent Trustee is set forth on Appendix A hereto.

         If an Independent Trustee becomes aware of any potential violation of this Code, he or she shall report such matter to the CCO as soon as reasonably practicable.

SECTION II: PERSONAL TRADING REPORTING OBLIGATIONS

      Except as provided below, an Independent Trustee is ordinarily not required to report his or her personal securities transactions or identify his or her brokerage accounts to a Fund or its representatives under this Code.

      AN INDEPENDENT TRUSTEE IS REQUIRED TO DELIVER TO THE CCO A TRANSACTION REPORT CONTAINING THE INFORMATION SET FORTH IN APPENDIX B IF THE INDEPENDENT TRUSTEE KNEW OR, IN THE ORDINARY COURSE OF FULFILLING HIS OR HER OFFICIAL DUTIES AS AN INDEPENDENT TRUSTEE, SHOULD HAVE KNOWN, THAT DURING THE FIFTEEN-DAY PERIOD IMMEDIATELY BEFORE OR AFTER A TRANSACTION BY SUCH INDEPENDENT TRUSTEE IN A COVERED SECURITY (AS DEFINED IN APPENDIX C, AND INCLUDING SECURITIES BOTH DIRECTLY AND INDIRECTLY BENEFICIALLY OWNED BY SUCH INDEPENDENT TRUSTEE), A FUND PURCHASED OR SOLD SUCH COVERED SECURITY, OR A FUND OR THE ADVISER, CONSIDERED PURCHASING OR SELLING SUCH COVERED SECURITY.

SECTION III: ADMINISTRATION AND ENFORCEMENT

A. REVIEW OF REPORTS

      The CCO and the Governance Committee of the Board shall review any reports delivered by an Independent Trustee pursuant to this Code at the next regularly scheduled meeting of the Committee or sooner if deemed necessary by the CCO and the Chair of the Committee.

B. INVESTIGATIONS OF POTENTIAL VIOLATIONS

      The CCO shall report all potential violations of the Code by Independent Trustees to the Governance Committee. The Governance Committee of the Trust, with the assistance of the CCO, shall investigate any potential violation of the provisions of this Code. After completion of such investigation, the Governance Committee shall determine whether a violation has occurred and, if so, make a recommendation to the Board as to any action to be taken in response thereto. The CCO and/or the Board shall notify the President or Chief Legal Officer of all violations and the action to be taken in response thereto. Any member of the Governance Committee who is alleged to have been involved in a violation shall be excluded from any such investigation and vote as to whether a violation has occurred or with respect to any action to be taken.

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C. RECORDKEEPING

      The Funds must maintain the following records and make these records available to the Securities and Exchange Commission at any time and from time to time for reasonable periodic, special or other examination:

      - A copy of this Code as currently in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place.

      - A record of any violation of this Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

      - A copy of each report made by an Independent Trustee under the Code and each report required under Section III.E below must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

      - A record of all Independent Trustees, currently or within the past five years, who are subject to the Code, and of individual(s) responsible for reviewing reports made under the Code, must be maintained in an easily accessible place.

The foregoing shall be maintained in a secure and confidential manner by the CCO on behalf of the Funds.

D. AMENDMENTS

      Any amendment to this Code must be approved by a majority of the Trustees of the Board, including a majority of the Independent Trustees.

E. ANNUAL REPORT

      On at least an annual basis, (i) the CCO, in consultation with the Governance Committee shall provide the Board with a written report that describes issues that arose under this Code since the prior such report, including information relating to material violations of this Code and any actions taken, procedures adopted or sanctions imposed as a result of such violations, and (ii) the CCO shall provide the Board with a certification that the Funds have adopted procedures reasonably necessary to prevent the Independent Trustees from violating the Code.

F. CERTIFICATION

      Each Independent Trustee must sign a certification (substantially in the form of Appendix D hereto) within seven (7) days of the effective date of this Code or, thereafter, within seven (7) days of becoming an Independent Trustee, which certification acknowledges that the Independent Trustee: (i) has received a copy of this Code and any amendments hereto, (ii) has read and understands all the provisions of this Code, and (iii) agrees to comply with the provisions of this Code.

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                                   APPENDIX A

                                 INSIDER TRADING

While the law concerning insider trading is not static or clearly defined, the federal securities laws are generally understood to prohibit:

1. Trading by an insider, while in possession of material, non-public information;

2. Trading by a non-insider, while in possession of material, non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated;

3.    An insider communicating material, non-public information to others;

4. A non-insider communicating material, non-public information to others where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and

5. Trading while in possession of material, non-public information regarding a tender offer.

It is the Funds' policy that:

1. No Independent Trustee may trade in any security (including any equity or fixed income instruments), either personally or on behalf of others, while in possession of material, non-public information relating to the issuer of that security;

2. No Independent Trustee may communicate material, non-public information to any other person;

3. No Independent Trustee in possession of material, non-public information may recommend trading a security in an issuer to which the information relates, or otherwise recommend the purchase or sale of any such security; and

4. No Independent Trustee shall trade in violation of federal securities laws in a security subject to a tender offer while in possession of material, non-public information relating to the tender offer or the issuer of the security.

Any questions regarding the Funds' insider trading policy should be addressed to the Independent Trustees' legal counsel.

                                      A-1

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                                   APPENDIX B

                               TRANSACTION REPORT

1. CONTENT OF TRANSACTIONS REPORT

      ONLY REQUIRED FOR TRANSACTIONS IN COVERED SECURITIES PURCHASED OR SOLD, OR CONSIDERED FOR PURCHASE OR SALE, BY A FUND WITHIN 15 DAYS OF THE TRUSTEE'S
      TRANSACTION:

            - The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

            - The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

            - The price of the Covered Security at which the transaction was effected;

            - The name of the broker, dealer or bank with or through which the transaction was effected; and

            -     The date that the Independent Trustee submits the report.

2. TIMING OF TRANSACTION REPORT

            - No later than thirty (30) days after the end of a calendar quarter in which the reportable transaction occurred.

                                      B-1

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                                   APPENDIX C

DEFINITION OF "COVERED SECURITY" AND "SECURITY HELD OR TO BE ACQUIRED BY A FUND"

      A. "Covered Security" means any "security," as defined in Section 2(a)(36) of the Investment Company Act of 1940, as amended, except:

            -     Direct obligations of the U.S. Government;

            - Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

            - Shares issued by U.S. registered open-end funds (other than funds advised by the Adviser or any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser).

      B. "Security Held or to be Acquired by a Fund" means:

            -     Any Covered Security which, within the most recent 15 days:

                        -     Is or has been held by a Fund; or

                        - Is being or has been considered by a Fund or its investment adviser for purchase by a Fund; and

            - Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described above.

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                                   APPENDIX D

                         CERTIFICATE OF ACKNOWLEDGEMENT

1. I hereby acknowledge receipt of the Code of Ethics of the Independent Trustees of the Trust, effective ________________ (the "Code").

2. I hereby certify that I have read, understand and am in full compliance with the Code and that I agree to abide by its requirements and procedures.

3. I hereby acknowledge that failure to comply fully with the Code may subject me to disciplinary action.

4. I hereby acknowledge that I have been informed of my reporting obligations pursuant to the Code.

_____________________________                                   _______________
Signature                                                       Date

_____________________________
Printed Name

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